Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 18, 2012, with respect to the consolidated financial statements and schedule included in the Annual Report of Versar, Inc. on Form 10-K for the year ended June 29, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Versar, Inc. on Forms S-8 (File No. 333-172297, effective February 15, 2011, File No. 333-129893, effective November 22, 2005, File No. 333-129489, effective November 4, 2005, File No. 333-121619, effective December 23, 2004, File No. 333-106111, effective June 13, 2003 and File No. 333-21469, effective February 10, 1997).

/s/ Grant Thornton LLP

McLean, Virginia

September 18, 2012